                                                                   EXHIBIT 10.16

                                    WAIVER TO
                           LOAN AND SECURITY AGREEMENT

         THIS WAIVER TO LOAN AND SECURITY AGREEMENT (this "Waiver") is made as of the 28th day of February, 2001, by and between INTEGRITY INCORPORATED, a Delaware corporation (hereinafter referred to as "Borrower"), and BANK AUSTRIA CREDITANSTALT CORPORATE FINANCE, INC., f/k/a Creditanstalt Corporate Finance, Inc., a Delaware corporation (hereinafter referred to as the "Lender").

                                  WITNESSETH:

         WHEREAS, Borrower and the Lender are party to that certain Loan and Security Agreement dated as of August 2, 1996 (as amended, modified, supplemented and restated from time to time, the "Loan Agreement") pursuant to which the Lender made available to Borrower a revolving credit facility permitting advances of up to Six Million Dollars ($6,000,000) at any one time outstanding and a term loan in the principal amount of Thirteen Million Dollars ($13,000,000); and

         WHEREAS, in accordance with the Borrower's contracts and a standard industry practice, the Borrower withholds a percentage of royalties due to artists, producers, songwriters and publishers in anticipation of product returns but the Borrower has not been recording any liability for future royalty payments from these reserves based on estimated historical rates of returns; and

         WHEREAS, the Borrower has now concluded that a portion of such royalty reserves should be accrued as a liability; and

         WHEREAS, the Borrower has also discovered certain errors in the accounting for inventory and cost of goods sold of Celebration Hymnal, LLC during the years 1998 and 1999; and

         WHEREAS, the Borrower is to restate its operating results for the years 1997, 1998, 1999 and the first three quarters of 2000, in order to correct certain accounting errors related to (a) the accrual for royalty reserves discussed above and (b) the errors regarding inventory and cost of goods discussed above (collectively, the "Accounting Issues"); and

         WHEREAS, the restatement of Borrower's operating results for such period as a result of the Accounting Issues also results in an adjustment to the Borrower's Cash Flow during the fiscal quarters during such period in the respective amounts set forth on EXHIBIT A attached hereto and incorporated herein by reference (the "Cash Flow Adjustments"); and

         WHEREAS, the Borrower has notified the Lender that certain Events of Default have occurred under the Loan Agreement, including, but not limited to, as a result of the Accounting Issues and resulting Cash Flow Adjustments; and

         WHEREAS, the Borrower has requested that Lender waive such Events of Default;

         NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions herein stated, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINED TERMS. Defined terms used herein, as indicated by the initial capitalization thereof, shall have the meanings ascribed to such terms in the Loan Agreement.

         2. WAIVER OF FINANCIAL COVENANTS. The Lender hereby waives any Default or Event of Default under Loan Agreement resulting solely from:

                  (a) the failure of the Borrower to maintain the minimum Net Worth required by Section 8.1 of the Loan Agreement for the period from January 1, 1997 through September 30, 1997 and from January 1, 1998 through March 31, 1998;

                  (b) the failure of the Borrower to maintain the minimum Cash Flow required by Section 8.2 of the Loan Agreement during the fiscal quarters ending June 30, 1997 and September 30, 1997;

                  (c) the failure of the Borrower to maintain a Leverage Ratio that is not greater than the maximum level permitted by Section 8.3 of the Loan Agreement as of the end of the fiscal quarter ending June 30, 1997;

                  (d) the failure of the Borrower to maintain the minimum Interest Coverage Ratio required by Section 8.4 of the Loan Agreement during the fiscal quarters ending September 30, 1997, March 31, 1998, and June 30, 1998; or

                  (e) the failure of the Borrower to maintain the minimum Fixed Charge Coverage Ratio required by Section 8.5 of the Loan Agreement during the fiscal quarters ending March 31, 1997, June 30, 1998, September 30, 1998, December 31, 1998, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000.

         3. OTHER WAIVERS. The Lender hereby waives any Default or Event of Default by the Borrower under Loan Agreement resulting solely from:

                  (a) the failure of the financial statements of the Borrower to be in accordance with GAAP, as required by Section 6.2(a) and (b) of the Loan Agreement, during the period from the fiscal year ending December 31, 1997 through the fiscal quarter ending September 30, 2000, to the extent, and only to the extent, such failure to be in accordance with GAAP was solely the result of the Cash Flow Adjustments and/or the Accounting Issues;


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

                  (b) the failure of the Borrower to maintain books and records in accordance with GAAP, but only to the extent such failure was due to the Cash Flow Adjustments and/or the Accounting Issues;

                  (c) any misrepresentation by or on behalf of Borrower to Lender as to the Borrower's financial statements, financial position or results of operations (including, but not limited to, any misrepresentation made in connection with a representation under Section 5.28 of the Loan Agreement or any deemed representation under Section 2.10 of the Loan Agreement), but only to the extent such misrepresentation resulted solely from the Cash Flow Adjustments and/or the Accounting Issues;

                  (d) any misrepresentation made in any compliance certificate arising from a miscalculation of the Net Worth covenant, the Cash Flow covenant, the Leverage Ratio covenant, the Interest Coverage Ratio covenant or the Fixed Charge Coverage Ratio covenant on such compliance certificate, to the extent such miscalculation occurred in respect of a period for which compliance with such covenant is being waived pursuant to Section 2 hereof; and

                  (e) the failure by Borrower to notify Lender of the Defaults or Events of Default described in Section 2 or this Section 3 of this Waiver.

         4. CONDITIONS PRECEDENT. Subject to the terms and conditions hereof, this Waiver and the waivers set forth herein shall not become effective unless and until this Waiver has been executed by both the Borrower and the Lender.

         5.       REPRESENTATIONS AND WARRANTIES; NO DEFAULT.

                  (a) Borrower hereby represents and warrants to the Lender that as of the date hereof, and after giving effect to this Waiver, (i) all of Borrower's representations and warranties contained in the Loan Agreement, as amended hereby, and the other Loan Documents are true and correct on and as of the date hereof, and (ii) no Default or Event of Default has occurred and is continuing as of such date under any Loan Document.

                  (b) Borrower hereby further represents and warrants to the Lender that (i) Borrower has the power and authority to enter into this Waiver and to perform all of its obligations hereunder; (ii) the execution and delivery of this Waiver has been duly authorized by all necessary action (corporate or otherwise) on the part of Borrower; and (iii) the execution and delivery of this Waiver and performance thereof by Borrower does not and will not violate the Certificate of Incorporation, By-laws or other organizational documents of Borrower and does not and will not violate or conflict with any law, order, writ, injunction, or decree of any court, administrative agency or other governmental authority applicable to Borrower or its properties.

         6. NO CLAIMS; OFFSET. Borrower hereby represents, warrants, acknowledges and agrees to and with the Lender that (a) Borrower does not hold or claim any right of action, claim, cause of action or damages, either at law or in equity, against the Lender which arises from, may


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arise from, allegedly arise from, are based upon or are related in any manner whatsoever to the Loan Agreement and the Loan Documents or which are based upon acts or omissions of the Lender in connection therewith and (b) the Obligations are absolutely owed to the Lender, without offset, deduction or counterclaim.

         7.       NO IMPLIED WAIVER; ENTIRE AGREEMENT.

                  (a) Except as expressly set forth herein, this Agreement shall not be deemed to waive, amend or modify any term or condition of the Loan Agreement or any of the other Loan Documents, each of which is hereby ratified and reaffirmed, and which shall remain in full force and effect, nor to serve as a consent to any matter prohibited by the terms and conditions thereof.

                  (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between such parties in respect of such subject matter.

         8. COUNTERPARTS. This Waiver may be executed in two or more counterparts, each of which when fully executed shall be deemed to constitute one and the same agreement. Any signature page to this Waiver may be witnessed by a telecopy or other facsimile of any original signature page and any signature page of any counterpart hereof may be appended to any other counterpart hereof to form a completely executed counterpart hereof.

         9. SUCCESSORS AND ASSIGNS. This Waiver shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         10. SECTION REFERENCES. Section titles and references used in this Waiver shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

         11. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery and enforcement of this Waiver executed in connection herewith, and any other transactions contemplated hereby, including, without limitation, reasonable attorneys' fees.

         12. GOVERNING LAW. This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.


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         IN WITNESS WHEREOF, the undersigned have caused this Waiver to be executed under seal as of the day and year first above written.


                                       "BORROWER"

                                       INTEGRITY INCORPORATED



                                       By: /s/ P. Michael Coleman
                                          --------------------------------------
                                          Name: P. Michael Coleman
                                          Title: Chairman, President and
                                                 Chief Executive Officer



                                       Attest: /s/ Donald S. Ellington
                                              ----------------------------------
                                              Name: Donald S. Ellington
                                              Title: Senior Vice President of
                                                     Finance and Administration

                                                     [CORPORATE SEAL]


                    [Signatures continued on following page]


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                   [Signatures continued from preceding page]


                                       "LENDER"

                                       BANK AUSTRIA CREDITANSTALT
                                       CORPORATE FINANCE, INC.



                                       By: /s/ Clifford L. Wells
                                          --------------------------------------
                                          Name: Clifford L. Wells
                                          Title: Senior Vice President



                                       By: /s/ Ridgely H. Cromwell
                                          --------------------------------------
                                          Name: Ridgely H. Cromwell
                                          Title: Vice President


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

EXHIBIT A

                              CASH FLOW ADJUSTMENT

        Quarter Ending              Reported Cash Flow            Actual Cash Flow                Difference
        --------------              ------------------            ----------------                ----------
           12/31/97                     $6,992,000                   $6,801,000                   $ (191,000)
           03/31/98                     $6,978,000                   $6,764,000                   $ (214,000)
           06/30/98                     $6,794,000                   $6,482,000                   $ (312,000)
           09/30/98                     $7,096,000                   $6,775,000                   $ (321,000)
           12/31/98                     $7,846,000                   $7,685,000                   $ (161,000)
           03/31/99                     $8,072,000                   $7,822,000                   $ (250,000)
           06/30/99                     $8,078,000                   $7,896,000                   $ (182,000)
           09/30/99                     $8,302,000                   $8,026,000                   $ (276,000)
           12/31/99                     $8,085,000                   $7,689,000                   $ (396,000)
           03/31/00                     $8.779,000                   $8,063,000                   $ (716,000)
           06/30/00                     $9,764,000                   $9,023,000                   $ (741,000)
           09/30/00                    $10,033,000                   $9,585,000                   $ (448,000)


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